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                                                                       EXHIBIT 1

                             MATERIAL CHANGE REPORT


1.   REPORTING ISSUER

     GOLDCORP INC.
     145 King Street West, Suite 2700
     Toronto, Ontario M5H 1J8

2.   DATE OF MATERIAL CHANGE

     November 1, 2000

3.   PRESS RELEASES

     A joint press release relating to the approval by the shareholders of Goldcorp Inc. and CSA Management Inc. of a plan of arrangement (the "Arrangement") was issued in Toronto on October 31, 2000.

     A joint press release relating to certain amendments to a proposed Shareholder Rights Plan to become effective in connection with the Arrangement was issued in Toronto on October 27, 2000.

4.   SUMMARY OF MATERIAL CHANGE

     Pursuant to an arrangement agreement (the "Arrangement Agreement") made as of September 29, 2000, CSA Management ("CSA") and Goldcorp Inc. ("Goldcorp") agreed to complete a statutory plan of arrangement under
     Section 182 of the Business Corporations Act (Ontario) (the "OBCA") pursuant to which CSA and Goldcorp would amalgamate and continue under the name "Goldcorp Inc." ("New Goldcorp").

     A joint management information circular was sent to the shareholders of CSA and Goldcorp on September 29, 2000. On October 18, 2000, CSA and Goldcorp announced that they would mail a Supplement to the joint management information circular ("Supplement to the Circular"). The Supplement to the Circular included a copy of an amended court order providing for the voting procedure to approve the New Goldcorp Stock Option Plan, additional information relating to the coattails attached to the shares of CSA and Goldcorp and an expanded discussion of the deliberations of the Independent Committees of both CSA and Goldcorp. On October 27, 2000, CSA and Goldcorp announced that they decided to make amendments to the Shareholder Rights Plan of New Goldcorp and such changes are outlined in the press release of that date.

     The Arrangement was approved by the shareholders of CSA and Goldcorp on October 30, 2000 and by the Ontario Superior Court of Justice on October 31, 2000. A Certificate of Arrangement was issued by the Director appointed under the OBCA effective November 1, 2000 (the "Effective Date").



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     Under the Arrangement, all of the shares in Goldcorp held by CSA were cancelled by operation of law without any repayment of capital and all of the holders of shares in CSA and Goldcorp, other than CSA, received common shares in New Goldcorp. The formula for the conversion of CSA stock options is outlined in paragraph 5(b) below.

     Upon the implementation of the Arrangement, each of the CSA stock options and Goldcorp stock options outstanding immediately prior to the Effective Date entitled the holders thereof to purchase New Goldcorp common shares.

     Upon the implementation of the Arrangement, each outstanding Goldcorp warrant entitling the holder to purchase Class A subordinate voting shares was exchanged for a warrant in New Goldcorp, entitling the holder to purchase one Goldcorp common share at the same exercise price and with the same expiry period, and otherwise on the terms and conditions applicable to the existing warrant.

     Immediately following the amalgamation of Goldcorp and CSA, upon the implementation of the Arrangement, the shareholder rights plan (the "Shareholder Rights Plan") dated November 1, 2000 between Goldcorp and Montreal Trust Company of Canada became effective, subject to certain amendments made thereto, attached hereto as Schedule "A".

     At the special meetings of Goldcorp and CSA shareholders held October 30, 2000 for the purpose of approving the Arrangement, the shareholders of each Goldcorp and CSA approved the New Goldcorp Stock Option Plan (the "Stock Option Plan").

5.   FULL DESCRIPTION OF MATERIAL CHANGES

     Pursuant to an Arrangement Agreement made as of September 29, 2000, CSA and Goldcorp agreed to complete a statutory plan of arrangement under Section 182 of the OBCA pursuant to which CSA and Goldcorp would amalgamate and continue under the name New Goldcorp.

     Under the Arrangement, all of the shares in Goldcorp held by CSA were cancelled by operation of law without any repayment of capital and all of the holders of shares in CSA and Goldcorp, other than CSA, received common shares in New Goldcorp on the following basis:

     -    2.10 New Goldcorp common shares for each CSA Class A non-voting share;

     -    6.00 New Goldcorp common shares for each CSA Class B share;

     - 1.00 New Goldcorp common share for each Goldcorp Class A subordinate voting share; and

     -    1.25 New Goldcorp common shares for each Goldcorp Class B share.

     No fractional New Goldcorp common shares were issued in connection with the Arrangement.


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     (A)  COMMON SHARES

     Pursuant to the Arrangement, upon the amalgamation of Goldcorp and CSA to form New Goldcorp, issued and outstanding shares in the capital of CSA and Goldcorp (other than shares in Goldcorp held by CSA) were exchanged for common shares in New Goldcorp on the basis noted above. The New Goldcorp common shares are listed on The Toronto Stock Exchange and the New York Stock Exchange.

     (B)  STOCK OPTION PLAN

     Upon implementation of the Arrangement, the Stock Option Plan became effective. The Stock Option Plan authorizes for issuance options to acquire an aggregate of 8,000,000 New Goldcorp common shares, which is approximately 3.7 million shares less than the aggregate number of shares authorized under the CSA stock option plan and the Goldcorp stock option plan, had the plans been combined under the Arrangement. The Stock Option Plan limits the annual grants to directors and thus eliminates any potential conflict of interest.

     Pursuant to the Arrangement, each CSA stock option entitles the holder thereof to purchase, in the aggregate, such number of New Goldcorp common shares as is equal to the number of CSA shares subject to such CSA stock option, multiplied by 2.1. The exercise price per New Goldcorp common share is equal to the exercise price of the related CSA stock option in effect immediately prior to the Effective Date, divided by 2.1. The term to expiry, conditions to and manner of exercising, vesting schedule, status under applicable laws and all other terms and conditions of each CSA stock option remains unchanged.

     Each Goldcorp stock option entitles the holder thereof to purchase, in the aggregate, such number of New Goldcorp common shares as is equal to the number of Goldcorp shares subject to the Goldcorp stock option. The exercise price, the term to expiry, conditions to and manner of exercising, vesting schedule, status under applicable laws and all other terms and conditions of each Goldcorp stock option remains unchanged.

     Of the 8,000,000 authorized options under the Stock Option Plan, approximately 5.1 million of the options, representing currently outstanding CSA stock options and Goldcorp stock options, are considered to have been granted and approximately 2.9 million of the options are unreserved.

     (C)  GOLDCORP WARRANTS

     Prior to the Effective Date, Goldcorp had 3,000,000 warrants outstanding. Each Goldcorp warrant entitled the holder to acquire one Goldcorp Class A subordinate voting share, at any time on or before 5 p.m. (Toronto time) on May 13, 2009, at a price of Cdn.$20 per share. Under the Arrangement, each Goldcorp warrant entitles the holder to receive one New Goldcorp warrant, which entitles the holder to purchase one New Goldcorp common share at the same exercise price and for the same expiry period, and otherwise on the same terms and conditions applicable to the Goldcorp warrants. New Goldcorp has entered into a supplemental indenture with Montreal Trust Company of



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     Canada as the warrant trustee providing for the New Goldcorp warrants. The
     New Goldcorp warrants are listed on The Toronto Stock Exchange.

     (D)  SHAREHOLDER RIGHTS PLAN

     As part of the Arrangement, the shareholders of each of CSA and Goldcorp were asked to approve the Shareholder Rights Plan to encourage fair treatment of all New Goldcorp's shareholders in the event of a take-over bid and to provide shareholders and the board of directors (the "Board") more time to fully consider any unsolicited take-over bid for New Goldcorp and, if appropriate, to allow the Board more time to pursue other alternatives to maximize shareholder value. The proposed form of Shareholder Rights Plan was circulated to the shareholders with the joint management information circular.

     Prior to the special meeting of shareholders held on October 30, 2000, CSA and Goldcorp announced on October 27, 2000 that they had made certain amendments to the Shareholder Rights Plan in response to concerns raised about certain aspects of the Shareholder Rights Plan.

     The shareholders of each of CSA and Goldcorp approved the Arrangement, which included the Shareholder Rights Plan.

6. RELIANCE ON SECTION 74(3) OF THE ONTARIO SECURITIES ACT OR EQUIVALENT PROVISIONS

     Not applicable.

7.   OMITTED INFORMATION

     Not applicable.

8.   SENIOR OFFICER

     For further information please contact Victoria K. Russell, Vice President, Legal Services at (416) 865-0326.

9.   STATEMENT OF SENIOR OFFICER

     The foregoing accurately discloses the material changes referred to herein.











     DATED at Toronto this 10th day of November, 2000.



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                                         GOLDCORP INC.


                                         By:  "Victoria K. Russell"
                                            ------------------------------
                                            Victoria K. Russell
                                            Vice President, Legal Services




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                                  SCHEDULE "A"